Exhibit 99.1

Cartesian Announces Appointment of
Donald J. Tringali as Executive Chairman

Overland Park, KS - October 12, 2017 - Cartesian™ (NASDAQ: CRTN), a leading provider of consulting services and managed solutions to the global telecom, media and technology industries, today announced that Donald J. Tringali has been appointed as Executive Chairman of its Board of Directors. Mr. Tringali will perform all duties customarily performed by a board chairman and will lead the Board's efforts in working closely with management to formulate and implement strategic and operational initiatives to enhance the Company's performance. Peter Woodward remains Chief Executive Officer and former Chairman Robert Currey will continue as a member of the Board of Directors.

Tringali has served as a director of Cartesian since April 2016. He is the founder and CEO of Augusta Advisory Group, a business advisory firm that specializes in turnarounds and strategic transactions. He is the former Chairman of the Board of National Technical Systems, Inc., a global engineering services company, where he executed a strategic transaction for the company in late 2013. Tringali also has a range of C-level operating experience in various industries, and was a practicing transactional attorney for many years.

“I look forward to working more closely with Don and believe that, by adding him as a resource in this new role, he will help us achieve our objectives for all stakeholders,” said Woodward. “We are confident that Don will provide valuable input regarding strategic and operational initiatives. ”
About Cartesian, Inc.
Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides strategic advice, management consulting, and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, and Philadelphia. For more information, visit www.cartesian.com.

Investor Contact:

Matt Glover or Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CRTN@liolios.com